Exhibit 10.5

CHEMUNG FINANCIAL CORPORATION

CHEMUNG CANAL TRUST COMPANY

Amended and Restated

Directors’ Deferred Fee Plan

This amended and restated Deferred Directors Fee Plan (the "Plan") adopted by the Board of Directors of Chemung Financial Corporation and Chemung Canal Trust Company, hereinafter together referred to as the “Corporation,” this 21st day of December, 2005.

WHEREAS on December 15, 2004 the Board adopted an amendment to its Plan which incorporated by reference the changes to deferred compensation enacted by the American Jobs Creation Act of 2004 (P.L. 108-357) which added § 409A to the Internal Revenue Code (the "Code"); and

WHEREAS the Board has elected to amend the Plan to comply with § 409A of the Code with respect to amounts deferred or vested after December 31, 2004 and does not intend this amendment and restatement to constitute a material amendment to the Plan as such term is used in Code § 409A(d)(2)(B) but rather that it will not affect the treatment of fees deferred and vested under the Plan prior to January 1, 2005;

NOW, THEREFORE, effective January 1, 2005, the Plan is being amended and restated in its entirety as follows:

Any Director may elect from time to time that payment of all or any part of the annual retainer thereafter payable to him or her and that payment of all or any part of the fees thereafter earned by him or her for attendance at subsequent meetings of the full Board of Directors and at subsequent meetings of committees of the Board of Directors (such annual retainer and fees for attendance being hereinafter collectively referred to as “fees”) be deferred on the following terms:

1) ELECTION – All elections must be in writing in a Participation Agreement signed by the Director, which Participation Agreement shall designate the time and manner of payment of all fees deferred pursuant thereto. Any election to defer compensation shall be effective only with respect to compensation for services performed on or after January 1 of the year following the year in which the election is made. An election to defer compensation shall become irrevocable with respect to compensation for services performed within a given year on December 31 of the year preceding the year in which the services are to be performed.

An election as to the time and manner of payment of deferred fees may be amended to further defer the commencement of payment or to extend the period of payment, provided such amendment is made at least twelve (12) months before the first payment of deferred fees would have been made under the Director’s existing election. Such an amended election shall not be effective for twelve (12) months and no payment under such an amended election shall be made earlier than five (5) years after the date that the first payment would have otherwise been made under the Director’s existing election, except as expressly allowed under Code § 409A of the Code and the regulations and other guidance issued thereunder.

2) PERIOD OF ELECTIONS – Each election shall continue in effect as to all fees thereafter earned as above provided by the electing Director until revoked by written instrument signed by such Director. Any such revocation shall be effective only with respect to compensation for services to be performed on or after January 1 of the year following the year in which the revocation occurs, and shall not be effective with regard to any compensation with respect to which an election has become irrevocable under the terms of this Plan.

3) SUCCESSIVE ELECTIONS – A Director who revokes an election may make a new election at any time thereafter as to fees to be earned on or after January 1 of the year following the year in which such new election is made, but the prior revoked election shall govern the time and manner of payment of all fees deferred pursuant thereto, except as otherwise specifically allowed hereunder.

4) ACCOUNTING FOR DEFERRED FEES – Deferred fees shall be a general unfunded liability of Chemung Canal Trust Company (“the Bank”). No separate fund shall be set aside or earmarked for their payment. Neither shall any Director have a right nor shall security interest in any asset of the Bank and no trust or security interest be implied as a result thereof. A Director may designate, in increments of 10%, the compensation to be deferred, or compensation already deferred, to be allocated to a Memorandum Money Market or a Memorandum Unit Value Account, or a combination of such accounts, provided, however, that effective October 1, 1997, amounts allocated to the Memorandum Unit Value Account as of October 1, 1997 or thereafter and earnings thereon may not thereafter be transferred to the Memorandum Money Market Account. Any change in such designation between the accounts may be made no later than the last day of each March, June, September and December during the deferral period to be effective on the date next following such notification that compensation would have been paid in accordance with the Bank’s normal practice but for the election to defer.

a)	Memorandum Money Market Account – A memorandum account shall be kept of the deferred fees by each Director with the balance in said memorandum account to be credited with interest compounded quarterly on the average balance during each such calendar quarter at a rate during each calendar quarter equal to the Applicable Federal Rate for short-term debt instruments as computed and published by the Internal Revenue Service for the month immediately preceding the calendar quarter for which the interest computation is being made.

b)	Memorandum Unit Value – The amount, if any, in or allocated to the Director’s deferred compensation Unit Value Account on the dates compensation would have been paid in accordance with normal practice but for the election to defer, shall be expressed in units on a quarterly basis, the number of which shall be calculated as of the last trading day of each quarter and shall be equal to the sum of the quarterly retainer and other fees received by the Director in such quarter divided by the closing bid price for shares of the Corporation’s Common Stock (hereinafter referred to as “Market Value”) on such date. On each date that the Corporation pays a regular cash dividend on shares of its Common Stock outstanding, the Director’s account shall be credited with a number of units equal to the amount of such dividend per share multiplied by the number of units in the Director’s account on such date divided by the Market Value on such dividend date. The value of the units in the Director’s Unit Value Account on any given date shall be determined by reference to the Market Value on such date. If a valuation date shall not be a trading day, the Market Value on such valuation date shall be deemed to be the Market Value on the trading day next preceding such date.

c)	Recapitalization – The number of units in the Director’s Unit Value Account shall be proportionally adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Bank, or any distribution or spin-off of assets (other than cash to the stockholders of the Corporation).

5) TIME OF PAYMENT – At the election of an electing Director, deferred fees shall be paid to him or her, or payment thereof to him or her, shall commence either:

a)	at a specified age indicated in the Director’s Participation Agreement, or

b)	at a specified time permitted under the provisions of this Plan, as indicated in the Director’s Participation Agreement,

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c)	at the termination of the Director’s service with Chemung Canal Trust Company; provided, however, that if a Director attains the age of 72 years prior to his or her separation from service, payment shall commence in such year and shall be made in the amounts and at the intervals specified in the Director’s Participation Agreement with respect to payment upon a separation from service, or

d)	upon the occurrence of a Change in Control Event, as provided in Section 9 of this Plan.

6) MANNER OF PAYMENT – A Director may elect to receive the compensation deferred under the plan in either (a) a lump sum, or (b) a number of annual installments as specified by the Director in his or her executed Participation Agreement. All amounts distributed to a Director, his or her personal representatives or beneficiaries in the Director’s Money Market Account shall be paid in cash and, effective October 1, 1997, all amounts in the Director’s Unit Value Account shall be paid in the form of shares of the Corporation’s Common stock.

7) DEATH – At the death of an electing Director, the entire balance of his or her account shall be paid in a lump sum to his or her personal representatives or, if the Director has named a beneficiary and such beneficiary survives the Director, in a lump sum or in installments of not more than 10 years as elected in the Director’s Participation Agreement.

8) TOTAL AND PERMANENT DISABILITY – Upon satisfactory proof of a Director’s becoming disabled, the Board of Directors shall direct the payment of the entire balance of his or her account to the Director or the commencement of installment payments to him or her, in accordance with such Director's election in his or her Participation Agreement. A Director shall be deemed disabled for the purposes of this Plan if, due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, the Director either (1) is unable to engage in any substantial gainful activity, or (2) is receiving income replacement benefits for a period of at least 3 months under an accident or health plan covering employees of the Bank.

9) CHANGE IN CONTROL OR OWNERSHIP – Upon the occurrence of a Change in Control Event, the Board shall notify, by certified mail, each Director or former Director who has at such time a Director’s Unit Value Account within thirty (30) days of such event. Each such Director or former Director shall have thirty (30) days from the date of such notice to elect to receive all of his or her Director’s Unit Value Account in one lump sum payment. Upon such an election, the amount elected to be paid shall be sent by the Corporation to the address designated by such Director or former Director within fifteen (15) days of such election. A “Change in Control Event” shall mean a Change in Control or Change in Ownership of the Bank or a Change in Asset Ownership with respect to the Bank.

“Change in Control” shall mean: either (1) the event in which one person or multiple persons acting as a group acquire (or have acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty-five percent (35%) or more of the total voting power of the stock of the Corporation; or (2) the event in which a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Change in Ownership” shall mean the event in which one person or multiple persons acting as a group acquire ownership of stock of the Corporation that, together with stock already held by the person or group, constitutes more than fifty percent (50%) of the fair market value or total voting power of the stock of the Corporation, provided that the person or group does not own more than fifty percent (50%) of the fair market value or total voting power of such stock prior to the acquisition.

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“Change in Asset Ownership” shall mean the event in which one person or multiple persons acting as a group acquire (or have acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or person) assets from the Corporation that have a total gross fair market value that equals or exceeds forty percent of the fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions.

10) ACCELERATION OF PAYMENTS – No Director shall be permitted to accelerate the timing or schedule of any payment made under this Plan, except in any one of the following situations:

a)	Domestic Relations Orders: The Plan shall permit a participating Director to accelerate the time or schedule of a payment to an individual other than the Director as is necessary to fulfill any judgment, decree, or order made pursuant to a state domestic relations law that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of the Director

b)	Employment Taxes: The Plan shall permit a participating Director to accelerate the time or schedule of a payment to pay: (i) Federal Insurance Contributions Act (FICA) taxes imposed under Sections 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the “FICA amount”); (ii) income tax at source on wages imposed under Section 3401 on the FICA amount; and (iii) additional income tax at source on wages attributable to pyramiding Section 3401 wages and taxes. The amount of any payment accelerated under this subsection (b) shall not exceed the aggregate of the FICA amount and the income tax withholding related to such an amount.

c)	De Minimis Cash-Out: The Plan shall permit a participating Director to accelerate the time or schedule of a payment to the Director upon the Director’s termination of all of his or her interest in the Plan, provided that the payment is made on or before the later of December 31 of the calendar year in which the Director separates from service or the date two and one-half (2 ½) months after the Director’s separation from service, and that the payment does not exceed $10,000. Payment under the terms of this subsection (c) shall be made in one lump sum payment. No Director shall be permitted any election with respect to the receipt of such lump sum payment.

(d)	Failure of the Plan to Qualify Under Section 409A: The Plan shall permit a participating Director to accelerate the time or schedule of payment to the Director at any time the Plan is determined to have failed to meet the requirements of §409A of the Code and any regulations thereunder. Payment under this paragraph shall not exceed the amount the Director is required to include in his or her gross income as a result of the Plan’s failure to comply with such requirements.

11) TRANSFER, PLEDGE OR SEIZURE – Title to deferred fees shall not vest in a Director until actual payment thereof is made by the Corporation in accordance with the provisions of this Plan. A Director may not transfer, assign, pledge, hypothecate or encumber in any way any interest in such deferred fees prior to the actual receipt thereof. If a Director attempts to transfer, assign or encumber any interest in his or her deferred fees, or any part thereof, prior to the payment or distribution thereof to him or her, or if any transfer or seizure of such deferred fees is attempted to be made or brought about through the operation of any bankruptcy or insolvency law or other legal procedure, the rights of the Director taking such action or concerned therein or affected thereby or who would, but for this provision, be entitled to receive such deferred fees, shall forthwith and ipso facto terminate and the Bank may thereafter, in its absolute discretion at such time or times and in such manner as it deems proper, cause the whole or any part of the balance of the Director’s account to be paid to any person or persons, including any spouse or child of the Director, as the Bank in its uncontrolled discretion shall deem advisable.

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12) AMENDMENT OR REPEAL – This Plan may be amended or repealed in whole or in part at any time by the Bank, but no such amendment or repeal shall alter the time or manner of the payment of fees, the payment of which has theretofore been deferred pursuant hereto, except as expressly allowed herein.

13) COORDINATION WITH §409A – The provisions of this Plan are intended to grant participating Directors any and all rights with respect to deferral elections, the change or amendment of deferral elections, the distribution of amounts of compensation deferred, the revocation of deferral elections, and the acceleration of payments, to the fullest extent permitted by §409A of the Internal Revenue Code and any guidance and regulations issued thereunder. In the event that §409A or any final regulation or guidance promulgated thereunder would permit any right or privilege beneficial to participants in this Plan, including, but not limited to any right or privilege with respect to deferral of compensation, distribution of deferred compensation, acceleration of any payment, or the change or amendment of any deferral election, that exceeds any corresponding right or privilege afforded under the provisions of this Plan or is a right or privilege not afforded under this Plan, the Plan shall be deemed amended to incorporate such new or greater right or privilege to the greatest extent permitted without making any participating Director subject to the penalty or interest provisions of §409A or of any regulation promulgated thereunder.

14) REMEDIAL AMENDMENT – The provisions of this Plan are intended to qualify under §409A of the Code, as added by the American Jobs Creation Act of 2004, and any regulations and guidance promulgated thereunder. The Board, the Bank, and any and all Directors participating in this plan agree to take such action or to refrain from acting, as the case may be, to the extent required to comply with such statute, regulations, and guidance. To the extent that any provision of this Plan should cause the Plan to fail to qualify under §409A or any regulations or guidance promulgated thereunder, such provision, together will all elections thereunder, shall be deemed to be amended to the extent required to comply with the requirements of such statute, regulations or guidance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this _____ day of ___________________________.

CHEMUNG CANAL TRUST COMPANY

By

Its

[Insert name of participating director]

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CHEMUNG FINANCIAL CORPORATION

CHEMUNG CANAL TRUST COMPANY

DIRECTORS’ DEFERRED FEE PLAN

PARTICIPATION AGREEMENT

In accordance with the terms of the Deferred Directors Fee Plan, (the “Plan”), as amended, I hereby elect to defer compensation payable to me as a Director of Chemung Financial Corporation and Chemung Canal Trust Company as indicated below:

1)	AMOUNT TO BE DEFERRED (specify percentage):

a) Retainer Fee	________

b) Board Meeting Fee	________

c) Committee Meeting Fee	________

2)	ACCOUNTS TO WHICH DEFERRED AMOUNTS ARE TO BE ALLOCATED:

a) Money Market Account	________

b) Unit Value Account	________
Note: Entries must total 100%

3)	PERIOD OF DEFERRAL:

Beginning _________________ and continuing until revoked by me or until the termination of my services as a director, whichever shall first occur.

4)	DISTRIBUTION ELECTION (complete and check one):

a)	Specify date in future at which payments should be made or commence.	________

b)	Specify age in future at which payments should be made or commence.	________

c)	Upon termination of service as Director	________

5)	FORMS OF PAYMENT OF DEFERRED COMPENSATION PLUS INTEREST AND DIVIDENDS CREDITED THEREON (check one):

a)	In one lump sum	________

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b)	In annual installments (number of annual installments required)	________
(Note: In the case of permanent disability, the Plan will pay in accordance with the above election).

6)	BENEFICIARY:

In the event of my death prior to the receipt of all amounts payable to me pursuant to the Plan, the balance in my deferred compensation account shall be paid (check one):

a)	To my personal representative in one lump sum	________

b)	To ______________________________, if living, or if deceased, to_____________________________________	________

c)	Other (Please specify) ____________________________	________

7)	CHANGE IN BENEFICIARY:

The right to change any beneficiaries named in Paragraph 6 (check one):

a) is	________

b) is not reserved	________

I understand that this election, once made, is irrevocable as to compensation deferred pursuant hereto and that any change in the timing or form of payment thereof can only be made in accordance with the Plan.

Date	Director

RECEIVED BY: _______________________________

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